Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.00067	457(c)	31,250,000	$ 0.32	$ 10,000,000	0.0001102	$ 1,102.00

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended.

(2)	The registration fee of $1,102.00 was previously paid with the filing of the Form S-1 on December 23, 2022.